Exhibit 99.1
RPM Reports Fiscal 2011 Second-Quarter Results
•	Second-quarter net sales increase 5% over pro-forma prior year

•	Second-quarter net income and earnings per share improve slightly over pro-forma prior year

•	Company affirms full-year guidance for fiscal 2011
MEDINA, OH — January 6, 2011 — RPM International Inc. (NYSE: RPM) today reported that on a pro-forma basis, improvements were realized in net sales, net income and earnings per share for its fiscal 2011 second quarter ended November 30, 2010. Prior-year pro-forma results assume that the deconsolidation of its Specialty Products Holding Corp. (SPHC) and subsidiaries, which eliminated approximately $300 million in annual revenues from the company’s industrial segment beginning June 1, 2010, occurred before fiscal 2010.
Second-Quarter Results
On a pro-forma basis, net sales, net income and earnings per share all posted improvements. Net sales grew 5.3% to $826.3 million from a pro-forma $784.5 million, while net income attributable to RPM stockholders was up 2.3%, to $48.8 million from a pro-forma $47.7 million a year ago. Diluted earnings per share increased 2.7% to $0.38 from a pro-forma $0.37 in the fiscal 2010 second period. Consolidated EBIT grew 2.7%, to $89.4 million from a pro-forma $87.1 million in the year-ago second quarter.
“On a prior-year pro-forma basis, which offers a better comparison to current-year actual results, RPM’s industrial segment continued a trend of year-over-year sales increases on the strength of our businesses concentrated in maintenance, repair and infrastructure, while our consumer segment faced the challenges of tough comparisons following record results in the fall of 2009. Both segments remain challenged by higher raw material costs, mainly due to capacity reductions by suppliers, which has exerted downward pressure on our gross margins,” stated Frank C. Sullivan, chairman and chief executive officer.
On an as reported basis, RPM’s net sales of $826.3 million were down 3.8% from the $858.7 million reported in the fiscal 2010 second quarter. Net income attributable to RPM stockholders was off 12.7%, to $48.8 million from $55.9 million in the year-ago second quarter, while earnings per diluted share were down 11.6% to $0.38 from $0.43 in the fiscal 2010 second quarter. Consolidated earnings before interest and taxes (EBIT) dropped 4.1% to $89.4 million from $93.4 million a year ago.
Second-Quarter Segment Sales and Earnings
On a pro-forma basis, industrial segment sales grew 8.0% to $582.5 million in the fiscal 2011 second quarter from a pro-forma $539.2 million a year ago. Organic sales improved 4.3%, which were offset by 1.0% in foreign exchange translation losses, and acquisition growth added 3.7%. Industrial segment EBIT increased 0.7%, to $68.7 million from a pro-forma $68.2 million in the fiscal 2010 second quarter.

RPM Reports Fiscal 2011 Second-Quarter Results
January 6, 2011

“Industrial sales growth in the second quarter continued to benefit from strong sales comparisons in corrosion control coatings and high performance polymer flooring, while domestic and international sealants lines continued to struggle in the face of weak new construction markets,” Sullivan stated.
RPM’s consumer segment, largely unaffected by the deconsolidation, had a 0.6% decline in net sales to $243.8 million from a pro-forma $245.2 million in the fiscal 2010 second quarter. Organic sales were off 1.4%, including foreign exchange translation losses of 0.6%, while acquisition growth added 0.8%. Consumer segment EBIT fell 14.4%, to $27.3 million from a pro-forma $31.9 million a year ago.
“Our consumer lines maintained or grew their market share, despite challenges in their end markets and tough prior-year comparisons,” stated Sullivan.
Corporate and other expenses were lower by approximately $7.6 million, due primarily to insurance recoveries of $2.9 million, ongoing expense improvements of $2.8 million and lower acquisition related costs of $1.8 million.
Cash Flow and Financial Position
For the first half of fiscal 2011, cash from operations was $183.1 million, compared to $184.7 million in the first half of fiscal 2010. Capital expenditures of $15.3 million compare to depreciation of $26.8 million over the same period in fiscal 2011. Total debt at the end of the first half was $925.1 million, compared to $928.6 million at the end of fiscal 2010 and $906.2 million at the end of the second quarter of fiscal 2010. RPM’s net (of cash) debt-to-total capitalization ratio was 34.5%, compared to 39.8% at May 31, 2010, and both remain at the low end of the company’s historic norms. “Our strong cash and liquidity position continues to support our active acquisition pipeline, as well as internal investment and our cash dividend. At November 30, 2010, liquidity, including cash and long-term committed available credit, stood at $807.6 million,” Sullivan stated.
First-Half Sales and Earnings
On a pro-forma basis, fiscal 2011 first-half net sales, net income and earnings per share all improved. Net sales increased 5.8% to $1.72 billion from a pro-forma $1.63 billion during the first six months of fiscal 2010. Net income attributable to RPM stockholders improved 5.7% to $117.8 million from a pro-forma $111.4 million in the fiscal 2010 first half. Diluted earnings per share attributable to RPM stockholders grew 5.8% to $0.91 from a pro-forma $0.86 a year ago. Consolidated EBIT increased 5.5% to $211.4 million from a pro-forma $200.2 million during the first six months of fiscal 2010.
On an as reported basis, net sales for the first half of fiscal 2011 declined 3.0% to $1.72 billion from the $1.77 billion reported a year ago. First-half net income attributable to RPM stockholders declined 8.6% to $117.8 million from $128.9 million reported during the first six months of fiscal 2010. Diluted earnings per share attributable to RPM stockholders fell 9.0% to $0.91 in the fiscal 2011 first half from $1.00 a year ago. Consolidated EBIT was $211.4 million, down 1.3% from the $214.1 million reported in the fiscal 2010 first half.

RPM Reports Fiscal 2011 Second-Quarter Results
January 6, 2011

First-Half Segment Sales and Earnings
First-half sales for RPM’s industrial segment improved 8.7%, to $1.18 billion from a pro-forma $1.09 billion in the fiscal 2010 first half. The organic sales increase was 5.1%, offset by net foreign exchange losses of 1.1%, while acquisition growth added 3.6%. Industrial segment EBIT grew 4.3% to $152.0 million from a pro-forma $145.7 million in the fiscal 2010 first half.
First-half sales for the consumer segment declined 0.2% to $536.3 million from a pro-forma $537.2 million reported in the first half of fiscal 2010. Organic sales dropped by 0.8%, including net foreign exchange losses of 0.6%, offset by acquisition growth of 0.7%. Consumer segment EBIT fell 7.3%, to $76.3 million from a pro-forma $82.4 million in the first half a year ago.
UK Drainage Systems Provider Acquired
On December 21, 2010, RPM announced that its Performance Coatings Group acquired Pipeline & Drainage Systems Ltd. (PDS), a leading supplier of curb, bridge and channel drainage products for construction and infrastructure markets, primarily in the United Kingdom and Ireland. Based in Wakefield, England, PDS has annual sales of approximately $8 million. Terms of the transaction, which is expected to be accretive to earnings within one year, were not disclosed.
Business Outlook
“Our year-to-date results are on target for achieving the fiscal 2011 guidance we announced on July 26, 2010, which anticipated sales growth of between 4% and 5% to approximately $3.25 billion from a pro-forma base of $3.12 billion in fiscal 2010 and growth in diluted earnings per share to a range of $1.35 to $1.40, up from a pro-forma $1.26 in fiscal 2010. We expect a loss for the seasonally weak fiscal third quarter ending February 28, 2011, but anticipate a strong fiscal fourth quarter. Our industrial segment should continue its strong performance in the back half of this fiscal year, with signs of improvement in the depressed commercial construction market this spring, while consumer sales are expected to be relatively flat as they face very strong prior-year comparisons, combined with consumer uncertainty. We anticipate that raw material challenges will persist through the remainder of this fiscal year,” Sullivan stated.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 866-543-6407 or 617-213-8898 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EST on January 6, 2011 until 11:59 p.m. EST on January 13, 2011. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 19689874. The call also

RPM Reports Fiscal 2011 Second-Quarter Results
January 6, 2011

will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Euco, Flowcrete and Universal Sealants. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.
For more information, contact Robert L. Matejka, senior vice president and chief financial officer, at 330-273-5090 or rmatejka@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2010, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA
UNAUDITED

	AS REPORTED				PRO FORMA (a)
	Three Months Ended		Six Months Ended		Three Months Ended	Six Months Ended
	November 30,		November 30,		November 30,	November 30,
	2010	2009	2010	2009	2009	2009
Net Sales	$826,343	$858,658	$1,721,153	$1,774,611	$784,453	$1,627,477
Cost of sales	486,846	495,447	1,006,230	1,017,570	450,042	929,126

Gross profit	339,497	363,211	714,923	757,041	334,411	698,351
Selling, general & administrative expenses	250,070	269,853	503,491	542,999	247,342	498,115
Interest expense	16,468	14,672	32,510	27,469	14,667	27,458
Investment (income), net	(4,309)	(2,057)	(6,286)	(3,151)	(2,023)	(2,993)

Income before income taxes	77,268	80,743	185,208	189,724	74,425	175,771
Provision for income taxes	23,765	24,351	56,711	60,254	21,959	54,991

Net income	53,503	56,392	128,497	129,470	52,466	120,780
Less: Net income attributable to noncontrolling interests	4,712	499	10,710	552	4,779	9,365

Net income attributable to RPM International Inc. Stockholders	$48,791	$55,893	$117,787	$128,918	$47,687	$111,415

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic (b)	$0.38	$0.44	$0.91	$1.00	$0.37	$0.87

Diluted (b)	$0.38	$0.43	$0.91	$1.00	$0.37	$0.86

Average shares of common stock outstanding — basic (b)	127,012	127,373	127,491	126,868	127,373	126,868

Average shares of common stock outstanding — diluted (b)	127,670	129,164	128,050	127,378	128,073	127,378

(a)	Pro forma figures presented for fiscal 2010 reflect results as if the deconsolidation of SPHC had occurred prior to fiscal 2010, including the recording of the non-cash non-controlling interest.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
UNAUDITED

	AS REPORTED				PRO FORMA (a)
	Three Months Ended		Six Months Ended		Three Months Ended	Six Months Ended
	November 30,		November 30,		November 30,	November 30,
	2010	2009	2010	2009	2009	2009
Net Sales:
Industrial Segment	$582,508	$613,496	$1,184,822	$1,237,523	$539,246	$1,090,283
Consumer Segment	243,835	245,162	536,331	537,088	245,207	537,194

Total	$826,343	$858,658	$1,721,153	$1,774,611	$784,453	$1,627,477

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$67,672	$74,421	$150,151	$159,300	$67,901	$145,234
Interest (Expense), Net (c)	(1,008)	(257)	(1,869)	(367)	(287)	(514)

EBIT (d)	$68,680	$74,678	$152,020	$159,667	$68,188	$145,748

Consumer Segment
Income Before Income Taxes (b)	$27,352	$31,784	$76,379	$81,980	$31,940	$82,360
Interest (Expense), Net (c)	20	(4)	30	(10)	(4)	(9)

EBIT (d)	$27,332	$31,788	$76,349	$81,990	$31,944	$82,369

Corporate/Other
(Expense) Before Income Taxes (b)	$(17,756)	$(25,462)	$(41,322)	$(51,556)	$(25,416)	$(51,823)
Interest (Expense), Net (c)	(11,171)	(12,354)	(24,385)	(23,941)	(12,353)	(23,942)

EBIT (d)	$(6,585)	$(13,108)	$(16,937)	$(27,615)	$(13,063)	$(27,881)

Consolidated
Income Before Income Taxes (b)	$77,268	$80,743	$185,208	$189,724	$74,425	$175,771
Interest (Expense), Net (c)	(12,159)	(12,615)	(26,224)	(24,318)	(12,644)	(24,465)

EBIT (d)	$89,427	$93,358	$211,432	$214,042	$87,069	$200,236

(a)	Pro forma figures presented for fiscal 2010 reflect results as if the deconsolidation of SPHC had occurred prior to fiscal 2010, including the recording of the non-cash non-controlling interest.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.

(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	November 30, 2010	November 30, 2009	May 31, 2010
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$299,157	$363,928	$215,355
Trade accounts receivable	595,873	608,588	654,435
Allowance for doubtful accounts	(21,198)	(25,299)	(20,525)

Net trade accounts receivable	574,675	583,289	633,910
Inventories	433,792	434,230	386,982
Deferred income taxes	20,524	44,489	19,788
Prepaid expenses and other current assets	194,218	204,388	194,126

Total current assets	1,522,366	1,630,324	1,450,161

Property, Plant and Equipment, at Cost	953,128	1,070,943	924,086
Allowance for depreciation and amortization	(574,981)	(614,989)	(541,559)

Property, plant and equipment, net	378,147	455,954	382,527

Other Assets
Goodwill	794,092	871,393	768,244
Other intangible assets, net of amortization	309,466	359,762	303,159
Deferred income taxes, non-current	—	71,175	—
Other	114,484	89,931	99,933

Total other assets	1,218,042	1,392,261	1,171,336

Total Assets	$3,118,555	$3,478,539	$3,004,024

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$274,313	$249,432	$299,596
Current portion of long-term debt	2,674	2,940	4,307
Accrued compensation and benefits	115,757	115,749	136,908
Accrued loss reserves	63,751	74,813	65,813
Asbestos-related liabilities	—	75,000	—
Other accrued liabilities	143,746	145,682	124,870

Total current liabilities	600,241	663,616	631,494

Long-Term Liabilities
Long-term debt, less current maturities	922,463	903,285	924,308
Asbestos-related liabilities	—	377,847	—
Other long-term liabilities	255,797	226,028	243,829
Deferred income taxes	55,773	25,920	43,152

Total long-term liabilities	1,234,033	1,533,080	1,211,289

Total liabilities	1,834,274	2,196,696	1,842,783

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 130,037; 129,490; 129,918)	1,300	1,295	1,299
Paid-in capital	733,813	795,080	724,089
Treasury stock, at cost	(61,586)	(40,237)	(40,686)
Accumulated other comprehensive (loss) income	(52,547)	17,676	(107,791)
Retained earnings	566,438	504,636	502,562

Total RPM International Inc. stockholders’ equity	1,187,418	1,278,450	1,079,473
Noncontrolling interest	96,863	3,393	81,768

Total equity	1,284,281	1,281,843	1,161,241

Total Liabilities and Stockholders’ Equity	$3,118,555	$3,478,539	$3,004,024

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
UNAUDITED

	Six Months Ended
	November 30,
	2010	2009
Cash Flows From Operating Activities:
Net income	$128,497	$129,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,788	31,107
Amortization	9,906	11,128
Deferred income taxes	5,323	18,924
Stock-based compensation expense	6,027	5,156
Other	(64)	(861)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	66,393	59,658
(Increase) in inventory	(44,880)	(26,394)
(Increase) in prepaid expenses and other current and long-term assets	(11,155)	(723)
(Decrease) in accounts payable	(27,969)	(47,476)
(Decrease) in accrued compensation and benefits	(21,700)	(8,697)
(Decrease) in accrued loss reserves	(2,092)	(2,578)
Increase in other accrued liabilities	45,067	47,160
Payments made for asbestos-related claims		(37,481)
Other	2,973	6,301

Cash From Operating Activities	183,114	184,694

Cash Flows From Investing Activities:
Capital expenditures	(15,333)	(8,287)
Acquisition of businesses, net of cash acquired	(20,669)	(9,042)
Purchase of marketable securities	(37,282)	(38,809)
Proceeds from sales of marketable securities	38,828	36,658
Other	(1,324)	(322)

Cash (Used For) Investing Activities	(35,780)	(19,802)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	24,913	304,203
Reductions of long-term and short-term debt	(28,391)	(327,133)
Cash dividends	(53,911)	(52,237)
Repurchase of stock	(20,916)
Exercise of stock options	2,614	5,294

Cash (Used For) Financing Activities	(75,691)	(69,873)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	12,159	15,522

Net Change in Cash and Cash Equivalents	83,802	110,541

Cash and Cash Equivalents at Beginning of Period	215,355	253,387

Cash and Cash Equivalents at End of Period	$299,157	$363,928